                                                                    EXHIBIT 99.1
                                OPTION AGREEMENT


         This Option Agreement (this "Agreement"), dated as of March 24, 1995, is between U.S. Restaurant Properties Master L.P., a Delaware limited partnership (the "Partnership"), and QSV Properties Inc., a Delaware corporation that is the Managing General Partner of the Partnership (the "Managing General Partner").

                                    RECITALS

         WHEREAS, Section 5.05(a) of the Second Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement") provides that the Partnership may grant options to purchase units of limited partnership in the Partnership (the "Units") to the Managing General Partner upon the approval by a Majority Vote of the Limited Partners (as defined in the Partnership Agreement);

         WHEREAS, at a special meeting of the Partnership's limited partners on March 17, 1995, the limited partners approved by a Majority Vote of the Limited Partners the issuance of options to the Managing General Partner to purchase 400,000 Units; and

         WHEREAS, in consideration of the Managing General Partner's efforts in connection with the approval by the limited partners of the Partnership of amendments to the Partnership Agreement and the additional efforts that it will expend to expand the Partnership's business and opportunities as contemplated under the Partnership Agreement, the Partnership desires to grant options to the Managing General Partner to purchase 400,000 Units, upon the terms and conditions hereinafter set forth.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals and the agreements herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    PART II
                                    OPTIONS

         SECTION 2.1 GRANT OF THE OPTIONS. The Partnership hereby grants to the Managing General Partner options (the "Options") to purchase 400,000 Units at an exercise price of $15.50 per Unit (the "Exercise Price").

         SECTION 2.2      VESTING.  Unless otherwise accelerated pursuant to
Section 1.5 hereof, the Options will vest in full and become exercisable on March 24, 1996.

         SECTION 2.3 EXERCISE. Subject to Sections 1.2 and 1.5, the Options shall only be exercisable during the period beginning at 9:00 a.m. Central Time on March 24, 1996 and ending at 5:00 p.m. Central Time on March 24, 2006 (the "Exercise Period"). During the Exercise Period, the Managing General Partner may exercise any or all of the Options granted under this

Agreement. Following any such exercise, this Agreement shall remain in effect with respect to any remaining unexercised Options. To exercise any Options, the Managing General Partner must deliver to the Partnership a written notice of such exercise (a "Notice of Exercise"), which notice must specify the number of Options exercised and the aggregate Exercise Price for the Units to be issued. Along with the Notice of Exercise, the Managing General Partner shall pay such aggregate Exercise Price to the Partnership by delivery of cash or a cashier's check payable to the Partnership.

         SECTION 2.4 INVESTMENT REPRESENTATION AND WARRANTY. The Managing General Partner hereby represents and warrants to the Partnership that the Managing General Partner (a) is experienced in the evaluation of businesses similar to the Partnership, (b) is able to fend for itself in the transactions contemplated by this Agreement, (c) has such knowledge, skill and experience in financial, investment and business matters as to be capable of evaluating the merits and risks of exercising the Options, (b) has the ability to bear the economic risks of exercising the Options, and (e) has reviewed all financial and other information that it considers necessary to evaluate an investment in the Units.

         SECTION 2.5      CEASING TO SERVE AS MANAGING GENERAL PARTNER.

                 (a) In the event the Managing General Partner is removed as a General Partner pursuant to Section 14.02 of the Partnership Agreement, the Options shall immediately vest in full (if not already vested) and shall be exercisable in the manner described in Section
         1.3 hereof for a period of six (6) months from the date of such ceasing to serve; provided, however, that in no event shall the Options be exercisable after 5:00 p.m. Central Time on March 24, 2006. Upon the earlier of (i) the expiration of such six-month period or (ii) March 25, 2006, the Options shall terminate and shall no longer be exercisable.

                 (b) In the event the Managing General Partner voluntarily withdraws from the Partnership pursuant to Section 14.01 of the Partnership Agreement or pursuant to Section 17-602(a) of the Delaware Revised Uniform Limited Partnership Act in violation of Section 14.01 of the Partnership Agreement, upon such voluntary withdrawal the Options shall terminate, shall not vest (if not already vested), and, if already vested, shall no longer be exercisable.

                 (c) In the event the Managing General Partner ceases to serve as the Managing General Partner for a reason other than those described in Sections 1.5(a) or (b) hereof, such ceasing to serve shall not affect vesting of the Options pursuant to Section 1.2 hereof or the Managing General Partner's right to exercise the Options pursuant to Section 1.3 hereof.

         SECTION 2.6 ADJUSTMENTS. Each Option shall entitle the Managing General Partner to purchase one Unit. If subsequent to the date hereof an Adjustment Event (as hereinafter defined) occurs, then any unexercised Options existing at that time shall be converted into the right to purchase the number of Units or other securities that would have been received by a holder of the number of Units for which such unexercised Options could have been exercised immediately before such Adjustment Event. Corresponding adjustments shall also then be made to: (a) the number of unexercised Options so that such number equals the new number of Units or other securities for which they are exercisable, and (b) the Exercise Price so that the aggregate Exercise Price for the unexercised Options immediately before the Adjustment Event equals the aggregate Exercise Price for the unexercised Options immediately after such event. If pursuant to this
Section 1.6 the Options become exercisable into securities other than Units, references in this Agreement to the Units shall after the Adjustment Event refer to such securities. The term "Adjustment Event" shall mean any combination or before the Adjustment Event equals the aggregate Exercise Price for the unexercised Options immediately after such event. If pursuant to this
Section 1.6 the Options become exercisable into securities other than Units, references in this Agreement to the Units shall after the Adjustment Event refer to such securities. The term "Adjustment Event" shall mean any combination or split-up of the Units, or any required exchange of the Units for another security, whether pursuant to the consolidation, merger, recapitalization, reclassification, or reorganization of the Partnership or otherwise.

         SECTION 2.7 NO UNITHOLDER RIGHTS. The Managing General Partner shall not be considered the holder of any Units issuable upon exercise of the Options until the Partnership has properly issued them upon the exercise of the respective Options in accordance with this Agreement. The Managing General Partner shall therefore not be entitled to receive any distributions on such Units or to vote them until such issuance.

         SECTION 2.8 TRANSFERABILITY. The Options are not transferable except by operation of law pursuant to a consolidation, merger, recapitalization or reorganization of the Managing General Partner. Any transferee of the Managing General Partner's rights under this Agreement and any transferee of any of the Options pursuant to this Section 1.7 shall be subject to the terms and provisions of this Agreement as if such transferee was the Managing General Partner.

                                    PART III
                                  RESTRICTIONS

         SECTION 3.1 PROHIBITIONS ON EXERCISE. Notwithstanding anything to the contrary in this Agreement, the Partnership shall not be required to issue any Units upon an exercise of the Options until: (a) the Partnership has listed the Units to be issued or the related depository receipts on the stock exchanges, the National Market System (the "National Market System") of the National Association of Securities Dealers Automated Quotation System (the "NASDAQ System"), or the NASDAQ System, respectively, upon which the Units or the related depository receipts are then listed, and (b) the Partnership believes that such issuance will not violate any federal, state, or other securities law. Upon execution of this Agreement, the Partnership will use reasonable efforts to list the Units to be issued or the related depository receipts on the stock exchanges, the National Market System, or the NASDAQ System, respectively, upon which the Units are then listed.

         SECTION 3.2 RESTRICTED SECURITIES. The Managing General Partner acknowledges that neither the issuance of the Options nor the Units issuable upon their exercise will be registered under any federal, state, or other securities law, and that they will therefore be "restricted securities" under Rule 144 under the Securities Act.

         SECTION 3.3 SECTION 16 RESTRICTIONS. Except as permitted without violating Section 16 of the Securities and Exchange Act of 1934, as amended, and the rules promulgated thereunder, the Managing General Partner represents and warrants to the Partnership that the Managing General Partner has not sold any Units during the six month period immediately preceding the date hereof.

                                    PART IV
                                    GENERAL

         SECTION 4.1      AMENDMENT.   No amendment or modification of any of
the provisions of this Agreement shall be effective unless in writing and signed by both the Partnership and the Managing General Partner.

         SECTION 4.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the Partnership and the Managing General Partner with respect to the Options and supersedes all prior agreements and understandings, both written and oral, with respect to the Options.

         SECTION 4.3 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED ACCORDING TO, AND GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

         SECTION 4.4 NOTICES. All notices and other communications in connection with this Agreement shall be in writing and shall be considered delivered only upon the recipient's actual receipt of such notice or other communication. Each party shall address such notices and other communications to the other party at its address set forth below (or to such other address to which such other party has notified such party in accordance with this Section
3.4 to send such notices or communications):

           Partnership:                   U.S. Restaurant Properties Master L.P.
                                          5310 Harvest Hill Road, Suite 270
                                          Dallas, Texas  75230
                                          Telephone No. (972) 387-1487
                                          Facsimile No. (972) 490-9119

           Managing General Partner:      QSV Properties Inc.
                                          5310 Harvest Hill Road, Suite 270
                                          Dallas, Texas  75230
                                          Telephone No. (972) 387-1487
                                          Facsimile No. (972) 490-9119

         SECTION 4.5 SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability (but shall be construed and given effect to the extent possible), without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 4.6 STATUS AS THE MANAGING GENERAL PARTNER. Neither this Agreement nor the Options granted hereunder shall confer upon the Managing General Partner the right to continue to serve as the Managing General Partner of the Partnership.

         SECTION 4.7 SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of each party hereto and its successors and permitted transferees.

         SECTION 4.8 PAYMENT OF WITHHOLDING TAX. In the event that the Partnership determines that any federal, state or local tax or any other charge is required by law to be withheld with respect to the exercise of the Options granted hereby, the Managing General Partner shall, as an additional requirement under Section 1.3 hereof, upon notice from the Partnership, pay to the Partnership cash in an amount equal to such withholding tax or charge, prior to the issuance of Units to the Managing General Partner and the admission of the Managing General Partner as a partner of the Partnership with respect to such Units, or otherwise make such arrangements for the payment of such withholding tax as the Partnership, in its sole discretion, shall permit.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                    U.S. RESTAURANT PROPERTIES
                                    MASTER L.P.

                                    By:     QSV Properties, Inc., its Managing
                                            General Partner

                                            By:   /s/ Robert J. Stetson
                                               --------------------------------
                                                  Robert J. Stetson
                                                  President and Chief Executive
                                                  Officer


                                    QSV PROPERTIES INC.


                                    By:     /s/ Robert J. Stetson
                                       ----------------------------------------
                                          Robert J. Stetson
                                          President and Chief Executive Officer